Exhibit 99.1

FOR IMMEDIATE RELEASE

Itron Appoints Philip Mezey President and Chief Executive Officer

Proven Leader Brings the Knowledge, Experience and Vision to Position Itron for Growth in a Dynamic Global Industry
Company Schedules Conference Call for Noon ET, Nov. 19

LIBERTY LAKE, Wash. — November 19, 2012 — Itron, Inc. (NASDAQ: ITRI) announced today that Philip Mezey has been appointed as the company’s president and chief executive officer and named to Itron’s board of directors, succeeding LeRoy Nosbaum. Selected by Itron’s board of directors following an extensive international search, Mezey will assume his new role January 1, 2013.

“In a robust search across the global technology industry, Philip was the right choice to be Itron’s CEO,” said Jon Eliassen, chairman of the board of directors. “Philip has been behind many of the strategic initiatives that brought Itron to the leadership position it enjoys today and understands the technology, innovation and partnerships necessary to drive Itron to its next phase of growth.”

“Our industry is extending beyond its metering past and present; I truly believe Itron is the company that can define the next phase of this industry,” said Mezey. “I’m honored and excited to lead Itron forward and continue to grow its business around the world.”

Mezey became president and chief operating officer for Itron’s global Energy segment in March 2011, with responsibility for the operations of Itron’s electricity and gas businesses around the world. He has served the company in several capacities including senior vice president and chief operating officer – Itron North America, group vice president and general manager, as well as senior vice president for Software Solutions. Upon Itron’s acquisition of Silicon Energy in 2003, Mezey joined the company as managing director of Software Development for Itron’s Energy Management Solutions group. He joined Silicon Energy in 2000 as vice president, Software Development. Prior to joining Silicon Energy, Mezey was a founding member and served 12 years with Indus, a provider of integrated asset and customer management software.

Mezey also announced that John Holleran will become Itron’s executive vice president and chief operating officer to lead the global Energy and Water segments. Holleran will serve as interim president of Itron’s global Energy segment. Holleran previously held the positions of Itron’s senior vice president, special projects and corporate secretary and was the company’s general counsel prior to that appointment. In January 2012, his duties shifted to focus primarily on the implementation of Itron’s announced restructuring plans.

2111 North Molter Road
Liberty Lake, WA 99019
1.800.635.5461
www.itron.com

“Moving John Holleran into the new global chief operating officer role is a great first step in establishing the next chapter for Itron,” Mezey said. “I look forward to working with John, the board, the senior management team and employees around the world to lead Itron into a new era of growth and success.”

Holleran spent 26 years with Boise Cascade Corporation and served in a variety of roles, including 14 years as general counsel. Holleran was also responsible for the company’s procurement function, human resources, transportation businesses, governmental affairs and environmental affairs functions. He has extensive experience in mergers and acquisitions and international transactions.

With the new executive leadership established, the board also announced that LeRoy Nosbaum will retire from Itron and the Itron board of directors on December 31, 2012, although he will act in a consulting capacity for at least the next six months. “We’re thankful to LeRoy for his leadership at Itron as we searched for his successor and the positive influence he has had on our business and our industry over the years,” continued Eliassen. “We wish him all the best in his retirement.”

“Itron is a tremendously successful company with outstanding growth potential, and one that I’ve had the honor to lead through some very exciting times,” said LeRoy Nosbaum. “I have full confidence that Philip will work with the full potential of Itron’s employees, customers and the board to carry the company to even greater heights.”

Conference Call:
Itron will host a conference call to discuss the announcement at 12:00 p.m. Eastern Standard Time (EST) on Monday, Nov. 19, 2012. The call will be webcast in a listen-only mode and will be accessible on Itron’s website at www.itron.com under the Investors / Events page. The webcast replay will begin shortly after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately two hours after the conclusion of the live call, until Saturday, Nov. 24, 2012 at 12:00 p.m. PST, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode 7584262.

About Itron
Itron is a global technology company. We build solutions that help utilities measure, monitor and manage energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement and control technology; communications systems; software; and professional services. With thousands of employees supporting nearly 8,000 utilities in more than 100 countries, Itron empowers utilities to responsibly and efficiently manage energy and water resources. Join us in creating a more resourceful world; start here: www.itron.com.

For additional information, contact:
Itron, Inc.

2111 North Molter Road
Liberty Lake, WA 99019
1.800.635.5461
www.itron.com

Media Contact
Sharelynn Moore
Vice President, Corporate Communications
509.891.3524
Sharelynn.Moore@itron.com
Investor Contact
Barbara Doyle
Vice President, Investor Relations
509.891.3443
Barbara.Doyle@itron.com

2111 North Molter Road
Liberty Lake, WA 99019
1.800.635.5461
www.itron.com